EXHIBIT 99.1

         American River Bankshares Expands its Stock Repurchase Program

Sacramento, CA, October 18, 2007 - American River Bankshares (NASDAQ-GS: AMRB) today announced that it intends to expand its stock repurchase plan beyond its original 5% target by repurchasing additional shares of the Company's common stock. The expanded repurchase plan would allow the Company to purchase additional shares up to $2 million of its common stock.

In January 2007, American River Bankshares reaffirmed its intent to repurchase up to 5% of its outstanding shares of common stock annually as part of the Company's commitment to provide value to the shareholders of American River Bankshares, which also includes strong earnings, cash and stock dividends.

American River Bankshares expects to meet its original 5% target under the existing repurchase plan during the month of October 2007 and at that time, will continue to repurchase shares in line with the expanded plan. Year to date, the Company has repurchased 239,000 shares of its common stock totaling $5,943,000.

The shares may be purchased from time to time in the open market depending upon market conditions and other factors. The authorization to repurchase Company stock expires on December 14, 2007. As of September 30, 2007, the Company had 5,471,194 shares of common stock outstanding. Repurchases will be made under the program using the Company's own cash resources and will be in accordance with Rule 10b-18 under the Securities Exchange Act of 1934 and other applicable laws, rules and regulations.

The expanded repurchase program does not obligate the Company to acquire any particular amount of common stock and the program may be modified or suspended at any time at the Company's discretion. It is the Company's intent to continue to repurchase up to 5% of its outstanding shares of its common stock annually starting once again in 2008.


About American River Bankshares
-------------------------------

American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank ("ARB"), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call 916-231-6700 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.


Forward-Looking Statement
-------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.



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